UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2004

TOREADOR RESOURCES CORPORATION
(Exact name of registrant as specified in charter)

Delaware	0-02517	75-0991164
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

4809 Cole Avenue, Suite 108		75205
Dallas, Texas		(Zip Code)
(Address of principal
executive offices)

        Registrant’s telephone number, including area code: (214) 559-3933

Not Applicable
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

Below is a press release issued by Toreador on May 19, 2004 regarding an update on its operations and its upcoming annual stockholders' meeting. The information in this Form 8-K shall not be deemed "filed" for purposes of Section 18 of the Exchange Act, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

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TOREADOR TO HOLD 2004 ANNUAL STOCKHOLDERS’ MEETING

Company Granted Additional Acreage Offshore Turkey

        DALLAS, TEXAS – (May 19, 2004) – Toreador Resources Corporation (NASDAQ: TRGL; TSX: TRX) will hold its 2004 annual meeting of stockholders tomorrow, May 20, at 10 a.m. Central Daylight Time at the offices of Haynes & Boone, LLP, 901 Main Street, 29th floor, Dallas. The meeting will be conducted by John Mark McLaughlin, Toreador Chairman of the Board.

        G. Thomas Graves III, Toreador President and Chief Executive Officer, will provide a summary of the company’s business, including a brief discussion of operational activities.

        Turkey is the primary focus of the company’s 2004 exploration campaign. As previously announced, in July Toreador will begin to drill its first exploratory well, the Ayazli-1, in the shallow waters of the western Black Sea. The Turkish national oil company, TPAO, will be carried on the Ayazli-1 well and has an option to participate in additional wells on Toreador’s Black Sea prospects on this acreage for a 51% working interest. Toreador is the operator and holds a 49% working interest.

        “The Black Sea offers exploration opportunities that we want to take advantage of,” said Graves, “and our solid working relationship with the Turkish government gives us a competitive advantage in the region. Our host partner views Toreador’s cost-efficient plan to drill the Ayazli-1 well for about $4.5 million quite favorably and is extremely supportive of our efforts to help them develop their country’s natural resources.”

        In his remarks, Graves will report that Toreador recently was granted additional acreage offshore Turkey.

        “Recently, the government awarded Toreador about 730,000 acres in the Thrace region between Bulgaria and the Bosporus Straits. We have a 100% working interest in these six permits, the majority of which is located in relatively shallow water depths of 300 feet or less. Initially, we will evaluate seismic information and other data on this acreage,” Graves said.

        In addition, Toreador has applied for 2.5 million acres in deeper water depths up to 5,700 feet. The acreage is prospective in the Cretaceous and Eocene formations. The block is immediately north of the acreage where the company will drill the Ayazli-1 well.

        As previously announced, Toreador will spud a horizontal well in its 100%- owned Charmottes Field in France in early June. The company, operator of the field, estimates the Charmottes-109 well’s production capacity could range from 300 to 500 barrels of oil per day.

2 – Toreador Resources Corporation

Consequently, if the Charmottes-109 well is drilled and completed successfully, the company anticipates that it would materially enhance companywide production, which is currently about 1,800 barrels of oil equivalent per day.

        Other activity at the annual meeting will include voting for the re-election to a one-year term of the eight nominees named in the proxy statement. They are: David M. Brewer; Herbert L. Brewer, Peter L. Falb, G. Thomas Graves III, Thomas P. Kellogg, Jr., William I. Lee, John Mark McLaughlin and H.R. Sanders, Jr.

        Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Romania, Turkey and Trinidad. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company’s web site, www.toreador.net.

        Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACTS:

Toreador Resources
Douglas W. Weir, SVP and CFO
Crystal C. Bell, Investor Relations
214-559-3933 or 800-966-2141

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 20, 2004	TOREADOR RESOURCES CORPORATION By: /s/ G. Thomas Graves III G. Thomas Graves III, President and CEO